Exhibit 99.1

NEWS RELEASE

HECLA ANNOUNCES SECOND QUARTER PRODUCTION

Keno Hill begins ramp-up, Lucky Friday reports highest quarterly silver production in more than 20 years

FOR IMMEDIATE RELEASE

July 13, 2023

COEUR D’ALENE, IDAHO — Hecla Mining Company (NYSE:HL) today announced its preliminary silver and gold production for the second quarter and first half of 2023.

HIGHLIGHTS

Year to Date (“YTD”) 2023 compared to YTD 2022 (“prior YTD”)

•	Keno Hill produced 184,264 ounces of silver, June throughput of 330 tons per day (tpd)

•	Silver production increased 13%

•	Gold production decreased 14%

•	Zinc production increased 3%; lead production increased 9%

“Hecla’s growing silver production was driven by Lucky Friday’s 21% increase compared to the first half of 2022 and a 6% increase at Greens Creek. In addition, Keno Hill, while still testing the mill, operated in its first month at 75% of the targeted 440 tpd throughput using “low-grade” ore to generate almost 200,000 ounces of silver,” said Phillips S. Baker, Jr., Hecla’s President, and CEO. “Greens Creek’s quarterly production was in line with the plan, and Lucky Friday’s silver production was the highest since I started at Hecla more than 20 years ago.”

Baker continued, “Our silver operations remain on track to produce about 17 million ounces this year, with Keno Hill expected to produce more than 2.5 million ounces. With expected silver production of about 20 million ounces in 2025, Hecla is the world’s fastest-growing established silver producer and the dominant producer of silver in the U.S. and soon Canada.”

OPERATIONS

Greens Creek

The Greens Creek mine produced 2.4 million ounces of silver and 16,351 ounces of gold in the second quarter. Throughput for the quarter was 2,555 tpd, in line with the first quarter, with the mine expected to achieve 2,600 tpd by the fourth quarter of 2023. Silver production declined compared to the first quarter, due primarily to expected lower grades, with a 10% increase in gold production attributable to higher grades. The mine remains on track to achieve its production guidance of 9.0-9.5 million ounces of silver this year.

Lucky Friday

The Lucky Friday mine produced 1.29 million ounces of silver in the second quarter, an increase of 2% over the first quarter. This quarter’s silver production was the highest since the first quarter of 2000. The increase in silver production was primarily attributable to 3% higher grades, partially offset by lower mill throughput. Mill throughput was 1,033 tpd, 2% lower than in the first quarter, driven by the local utility’s unplanned replacement of the main electrical transformer. The mine remains on track to produce 4.5-5.0 million ounces of silver this year, as throughput is expected to increase to 1,160 tpd (425,000 tons annually) in the fourth quarter.

Hecla Mining Company ● 1-800-432-5291 ● hmc-info@hecla.com	1

Keno Hill

The Keno Hill mine began ramping up to full production in the second quarter producing 184,264 ounces of silver. Throughput in June was 330 tpd using lower-grade stockpiled ore of 17 ounces per ton (“opt”). Ore mined in the quarter had silver grades averaging 29 opt. The mill is expected to ramp up to 440 tpd by the end of the year, with annual silver production forecasted at more than 2.5 million ounces.

Casa Berardi

The Casa Berardi mine produced 18,901 ounces of gold in the second quarter, a decline of 23% compared to the first quarter’s production of 24,686 ounces. Gold production declined over the prior quarter primarily due to wildfire-related road closures. The mill operated at an average of 4,600 tpd during the first two months of the quarter. Casa Berardi’s production and cost guidance is suspended and is expected to be updated in the second quarter earnings release.

PRODUCTION SUMMARY (1)

	Three Months Ended			Six Months Ended
	June 30,	March 31,		June 30,	June 30,
	2023	2023		2023	2022
Production			Increase/ (Decrease)			Increase/ (Decrease)
Silver (oz)	3,832,560	4,040,969	(5)%	7,873,529	6,970,163	13%
Gold (oz)	35,251	39,571	(11)%	74,822	87,360	(14)%
Lead (tons)	13,071	13,236	(1)%	26,307	24,194	9%
Zinc (tons)	16,939	15,795	7%	32,734	31,713	3%
Greens Creek - Silver (oz)	2,355,674	2,772,860	(15)%	5,128,533	4,840,381	6%
Greens Creek - Gold (oz)	16,351	14,885	10%	31,235	23,815	31%
Lucky Friday - Silver (oz)	1,286,666	1,262,464	2%	2,549,130	2,114,335	21%
Keno Hill - Silver (oz)	184,264	—	NA	184,264	—	NA
Casa Berardi - Gold (oz)	18,901	24,686	(23)%	43,587	63,546	(31)%

(1)	See the cautionary statement regarding preliminary statements at the end of this release.

ABOUT HECLA

Founded in 1891, Hecla Mining Company (NYSE: HL) is the largest silver producer in the United States. In addition to operating mines in Alaska, Idaho, and Quebec, Canada, the Company is developing a mine in the Yukon, Canada, and owns a number of exploration and pre-development projects in world-class silver and gold mining districts throughout North America.

Cautionary Statements Regarding Estimates and Forward-Looking Statements

All measures of the Company’s second quarter 2023 operating results contained in this release are preliminary and reflect the Company’s expected results as of the date of this release. Actual reported second quarter 2023 results are subject to management’s final review as well as review by the Company’s independent registered accounting firm. They may vary significantly from current expectations because of a number of factors, including, without limitation, additional or revised information and changes in accounting standards or policies or in how those standards are applied.

Hecla Mining Company ● 1-800-432-5291 ● hmc-info@hecla.com	2

Statements made or information provided in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws, and “forward-looking information” within the meaning of Canadian securities laws. When a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. Forward-looking statements often address our expected future business and financial performance and financial condition and often contain words such as “anticipate,” “intend,” “plan,” “will,” “could,” “would,” “estimate,” “should,” “expect,” “believe,” “project,” “target,” “indicative,” “preliminary,” “potential” and similar expressions. Forward-looking statements in this news release may include, without limitation: (i) Keno Hill is expected to produce more than 2.5 million ounces and achieve 440 tpd throughput by year-end; (ii) the Company is expected to produce 17 million ounces of silver in 2023, increasing to 20 million ounces by 2025; (iii) Greens Creek is expected to achieve throughput of 2,600 tpd by the fourth quarter; (iv) Lucky Friday’s throughput is expected to be 1,160 tpd in the fourth quarter; (v) Casa Berardi’s production and cost guidance is expected to be updated in the second quarter earnings release; and (vi) mine-specific 2023 estimates of future production. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect, which could cause actual results to differ from forward-looking statements. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company’s projects being consistent with current expectations and mine plans; (iii) political/regulatory developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) certain price assumptions for gold, silver, lead and zinc; (v) prices for key supplies being approximately consistent with current levels; (vi) the accuracy of our current mineral reserve and mineral resource estimates; (vii) the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated; (viii) sufficient workforce is available and trained to perform assigned tasks; (ix) weather patterns and rain/snowfall within normal seasonal ranges so as not to impact operations; (x) relations with interested parties, including Native Americans, remain productive; and (xi) factors do not arise that reduce available cash balances.

In addition, material risks that could cause actual results to differ from forward-looking statements include but are not limited to: (i) gold, silver and other metals price volatility; (ii) operating risks; (iii) currency fluctuations; (iv) increased production costs and variances in ore grade or recovery rates from those assumed in mining plans; (v) community relations; and (vi) litigation, political, regulatory, labor and environmental risks. For a more detailed discussion of such risks and other factors, see the Company’s 2022 Form 10-K filed on February 17, 2023 for a more detailed discussion of factors that may impact expected future results. The Company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

For further information, please contact:

Anvita M. Patil

Vice President – Investor Relations and Treasurer

Cheryl Turner

Communications Coordinator

800-HECLA91 (800-432-5291)

Investor Relations

Email: hmc-info@hecla.com

Website: www.hecla.com

Hecla Mining Company ● 1-800-432-5291 ● hmc-info@hecla.com	3